EXHIBIT 99.1

PRESS RELEASE

Silver Dragon Resources Inc. Closes $2.5 Million Financing

TORONTO, February 17, 2011 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (the “Company”) (OTCBB: SDRG) today announced that it has closed a convertible financing of $2.5 million over a four year period with Tonaquint Inc.

The total amount funded (in cash and notes) at closing will be $2,500,000, with payment consisting of $500,000 in cash paid at closing and $2,000,000 to be paid in a series of ten notes (the “Lender Notes”). Each Lender Note is in the principal amount of $200,000. Each Lender Note is due and payable on or before the earlier of (i) forty-nine (49) months from February 15, 2011, or (ii) subject to certain conditions described in each Lender Note, a date beginning on September 15, 2011 for the first Lender Note, October 15, 2011 for the second Lender Note and following on the 15th of each month thereafter until paid. The Company also has the right to offset the payment of any unpaid Lender Note and not receive payment for such Lender Note or be obligated to pay such portion of the Lender Note, subject to certain conditions and obligations. The face amount of the convertible note issued to Tonaquint was $2,766,000, which represented the $2,500,000 paid or to be paid to the Company and other fees and expenses to be paid to Tonaquint.

Tonaquint has also received a warrant to purchase 8.6 million common shares of the Company at an exercise price of US$.50 per share at any time within three years after the date of issuance. The warrant also contains a net exercise provision.

The Company plans to use proceeds from the financing to: (i) apply for a listing on a Canadian Stock Exchange; (ii) continue the exploration, development and resource conversion program presently under way at the Erbahuo silver properties in China; and (iii) for general corporate purposes.

The securities referenced in this press release have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Tonaquint

Tonaquint is a privately held investment company with a primary focus on real estate and oil and gas interests in the western United States.

PRESS RELEASE (continued)

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerros las Minitas project in Mexico, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: general economic conditions and financial markets, fluctuations in the market price of Silver Dragon Resources’ stock, changes in market prices of silver and other metals, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact:
Silver Dragon Resources Inc.
Marc Hazout, President or Alex Motta, V.P., Investor Relations
(416) 223-8500
1-866-512-SDRG
info@silverdragonresources.com